Exhibit 99.1

SECAUCUS, N.J., May 11, 2020 /PRNewswire/ -- Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today the pricing of a public offering of $550 million aggregate principal amount of its 2.800% senior notes due 2031 under Quest Diagnostics' shelf registration statement.

Quest Diagnostics expects to receive the net offering proceeds upon closing on May 13, 2020, subject to customary closing conditions. The company intends to use the net proceeds from the offering for general corporate purposes, which may include the repayment of indebtedness. The indebtedness the company may repay with the net proceeds of the offering includes the company's $550 million aggregate principal amount of 4.70% senior notes due 2021 and outstanding borrowings under the company's senior unsecured revolving credit facility and secured receivables credit facility.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus, copies of which or information concerning this offering may be obtained by calling Goldman Sachs & Co. LLC, collect at 1 (212) 902-1171, J.P. Morgan Securities LLC, collect at 1 (212) 834-4533 or Mizuho Securities USA LLC, toll-free at 1 (866) 271-7403.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 47,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

About COVID-19 Testing by Quest Diagnostics
Quest Diagnostics is at the forefront of response to the COVID-19 pandemic, working to broaden access to laboratory insights to help us all lead healthier lives. We provide both

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molecular diagnostic and antibody serology tests to aiding the diagnosis of COVID-19 and immune response. Our COVID-19 test services are based on tests that have received or are expected to receive FDA emergency use authorization and which also meet our high standards for quality. We provide data on COVID-19 testing to various federal and state public health authorities, including the Centers for Disease Control and Prevention, and participate in studies with government and private institutions, aiding COVID-19 public health response and research. Through our team of dedicated phlebotomists, couriers, air fleet team, and laboratory professionals, Quest Diagnostics won't stop until quality testing is broadly available to patients and communities across the United States.

For more information about the latest developments with our COVID-19 testing, visit: newsroom.questdiagnostics.com/COVIDTestingUpdates

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.

SOURCE Quest Diagnostics

For further information: For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

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